EXHIBIT 99.1

PRESS RELEASE, DATED FEBRUARY 6, 2008, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE THIRD FISCAL QUARTER OF 2008

EnerSys Reports Third Fiscal Quarter of 2008 Results

READING, PA, February 6, 2008/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the third fiscal quarter of 2008. Net earnings for the third fiscal quarter of 2008 were up 46% and, on a non-GAAP adjusted basis, were up 89% when compared to the comparable prior year amounts. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for the third fiscal quarter of 2008 were $16.0 million, or $0.33 per diluted share, which includes an unfavorable $0.02 per share impact from the $0.8 million ($1.1 million pre-tax) charge for the continuation of the previously disclosed European restructuring plan and $0.2 million ($0.3 million pre-tax) of professional fees related to a shelf registration and a secondary stock offering. Excluding these highlighted charges in the third fiscal quarter of 2008, non-GAAP adjusted net earnings were $17.0 million, or $0.35 per diluted share, and exceeded the previous guidance of $0.25—$0.29 per diluted share provided on November 7, 2007. The previous guidance also excluded the unfavorable impact of the highlighted charges.

Net earnings in the third fiscal quarter of the prior year were $11.0 million, or $0.23 per diluted share, which included $2.0 million or a $0.04 per share favorable impact from a non-recurring tax benefit. Excluding the highlighted credits, non-GAAP adjusted net earnings for the third fiscal quarter of the prior year were $9.0 million or $0.19 per diluted share.

Net sales for the third fiscal quarter of 2008 were $553.4 million compared to $377.9 million in the comparable period of the prior year, or an increase of 46%.

EnerSys’ operating results for its reporting segments for the third fiscal quarter of 2008 and comparable prior year period are as follows (in millions):

	Fiscal quarters ended
	December 31, 2006		December 30, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$157.0	$7.4	$247.9	$13.6
Motive Power	220.9	13.8	305.5	18.9
Restructuring charges	—	—	—	(1.1)

	$377.9	$21.2	$553.4	$31.4

Net earnings for the nine fiscal months of 2008 were up 16% and, on a non-GAAP adjusted basis, were up 58% when compared to the comparable prior year amounts. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net earnings for the nine fiscal months of 2008 were $40.2 million or $0.83 per diluted share, including an unfavorable $0.17 per share impact from the $8.0 million ($11.4 million pre-tax) charge for the European restructuring plan and $0.3 million ($0.4 million pre-tax) of professional fees related to a shelf registration and two secondary stock offerings. Excluding the highlighted charges, non-GAAP adjusted net earnings for the nine fiscal months of 2008 were $48.5 million or $1.00 per diluted share.

Net earnings in the nine fiscal months of the prior year were $34.6 million, or $0.73 per diluted share, which included $2.6 million ($3.8 million pre-tax) or a $0.06 per share favorable impact from legal settlements and $2.0 million or a $0.04 per share favorable impact from a non-recurring tax benefit, partially offset by the unfavorable impact of $0.6 million ($0.8 million pre-tax) or $0.01 per share from professional fees related to a shelf registration and an abandoned acquisition. Excluding the highlighted charges and credits, non-GAAP adjusted net earnings for the nine fiscal months of the prior year were $30.6 million or $0.64 per diluted share.

Net sales for the nine fiscal months of 2008 were $1.44 billion compared to $1.09 billion in the prior year, or an increase of 32%.

EnerSys’ operating results for its reporting segments for the nine fiscal months of 2008 and comparable prior year period are as follows (in millions):

	Nine fiscal months ended
	December 31, 2006		December 30, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$474.2	$27.1	$631.2	$31.4
Motive Power	616.6	40.6	813.6	62.1
Restructuring and other charges	—	—	—	(11.4)
Litigation settlement income	—	3.8	—	—

	$1,090.8	$71.5	$1,444.8	$82.1

“We continued to experience record sales and operating earnings in our third fiscal quarter, as a result of strong demand for our products and services, and we believe that we increased our global market share,” stated John D. Craig, chairman, president and chief executive officer. “Our pricing recovery efforts to offset the increased commodity costs, especially lead, remain a primary focus of our organization, coupled with our on-going cost reduction efforts. As we have noted previously, it will take some time for our pricing recovery efforts to fully offset the increased costs we have experienced.”

Craig added, “We anticipate that adjusted diluted net earnings per share for our fourth fiscal quarter of 2008 will be between $0.31 and $0.35, which excludes the expected additional European restructuring charges as described in our press release of May 23, 2007, of approximately $1.6 million pre-tax or $0.02 per share.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended December 30, 2007, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters and years, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions; and those charges and credits that are not directly related to operating unit performance and are unusual in nature. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarters ended
	December 31, 2006		December 30, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$11.0		$16.0
Non-GAAP adjustments (net of tax):
Restructuring charges	—		0.8	(1)
Shelf registration statement and secondary stock offering	—		0.2	(2)
Non-recurring tax benefit	(2.0	)(3)	—

Non-GAAP adjusted net earnings	$9.0		$17.0

Outstanding shares used in per share calculations
Basic	46,597,387		47,848,603

Diluted	47,699,968		48,762,362

Non-GAAP adjusted net earnings per share:
Basic	$0.19		$0.36

Diluted	$0.19		$0.35

Reported net earnings per share:
Basic	$0.24		$0.34

Diluted	$0.23		$0.33

	Nine fiscal months ended
	December 31, 2006		December 30, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$34.6		$40.2
Non-GAAP adjustments (net of tax):
Restructuring charges	—		8.0	(1)
Litigation settlement income	(2.6	)(4)	—
Shelf registration statements and secondary stock offerings and an abandoned acquisition	0.6	(2)	0.3	(2)
Non-recurring tax benefit	(2.0	)(3)	—

Non-GAAP adjusted net earnings	$30.6		$48.5

Outstanding shares used in per share calculations
Basic	46,469,119		47,277,560

Diluted	47,538,258		48,227,385

Non-GAAP adjusted net earnings per share:
Basic	$0.66		$1.02

Diluted	$0.64		$1.00

Reported net earnings per share:
Basic	$0.74		$0.85

Diluted	$0.73		$0.83

(1)	Resulting from pre-tax charges of $1.1 million in the third fiscal quarter of 2008 and $11.4 million in the nine fiscal months of 2008, primarily for severance costs related to staff reductions and other restructuring activities in Europe.
(2)	Resulting from legal and professional fees related to shelf registration statements and secondary stock offerings and, in the nine fiscal months of 2007, an abandoned acquisition.
(3)	Resulting from a non-recurring, favorable tax benefit, recorded in the third fiscal quarter of 2007.
(4)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in the nine fiscal months of 2007.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	December 31, 2006	December 30, 2007
Net sales	$377.9	$553.4
Gross profit	76.9	97.5
Operating expenses	55.7	65.0
Restructuring charges	—	1.1
Operating earnings	21.2	31.4
Earnings before income taxes	13.1	22.2
Net earnings	$11.0	$16.0

Net earnings per common share
Basic	$0.24	$0.34

Diluted	$0.23	$0.33

Weighted average shares outstanding
Basic	46,597,387	47,848,603

Diluted	47,699,968	48,762,362

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Nine fiscal months ended
	December 31, 2006	December 30, 2007
Net sales	$1,090.8	$1,444.8
Gross profit	231.7	276.1
Operating expenses	164.0	182.5
Restructuring charges	—	11.4
Litigation settlement income	(3.8)	—
Operating earnings	71.5	82.1
Earnings before income taxes	47.8	56.6
Net earnings	$34.6	$40.2

Net earnings per common share
Basic	$0.74	$0.85

Diluted	$0.73	$0.83

Weighted average shares outstanding
Basic	46,469,119	47,277,560

Diluted	47,538,258	48,227,385

EnerSys will host a conference call to discuss the Company’s third fiscal quarter 2008 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, February 7, 2008, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, February 7, 2008
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-573-4752
International Dial-In Number:	617-224-4324
Passcode:	57893368

A replay of the conference call will be available from 11:00 a.m. on February 7, 2008, through midnight on March 6, 2008.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	51068751

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

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